Exhibit 10.27

KNOWLES ELECTRONICS HOLDINGS, INC.
RETENTION INCENTIVE PLAN

ARTICLE I
ESTABLISHMENT AND PURPOSE

     Knowles Electronics Holdings, Inc., a Delaware corporation, hereby establishes this Retention Incentive Plan for the benefit of certain of its Employees, and those of its Affiliates. The purpose of the Plan is to provide a group of key management Employees with a bonus program which provides such Employees with an incentive to remain in the employ of the Employer.

ARTICLE II
DEFINITIONS

     The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context. Pronouns shall be interpreted so that the masculine pronoun shall include the feminine and the singular shall include the plural:

     2.1 “Affiliate” means any corporation, organization, or entity which is under common control with the Corporation or which is otherwise required to be aggregated with the Corporation pursuant to paragraphs (b), (c), (m), or (o) of Code Section 414.

     2.2 “Beneficiary” means the person who has been designated to receive a Participant’s benefits under the Plan in the event of the Participant’s death, as more fully described in Article X hereof.

     2.3 “Board” means the Board of Directors of the Corporation.

     2.4 “Code” means the Internal Revenue Code of 1986, as amended.

     2.5 “Committee” means the Compensation Committee of the Corporation which is the administrative body responsible for the administration of the Plan.

     2.6 “Corporation” means Knowles Electronics Holdings, Inc., a Delaware Corporation and any other business organization which succeeds to its business and elects to continue the Plan.

     2.7 “Disability” means a Participant’s becoming disabled within the meaning of Section 22(e)(3) of the code.

     2.8 “Distribution Event” means the occurrence of an event which results in a Participant becoming entitled to payment of benefits from the Plan, as set forth in Article VI.

     2.9 “Effective Date” means September 1, 2003.

     2.10 “Employee” means any person engaged by an Employer on or after the Effective Date to perform personal services in an employer/employee relationship who receives compensation from such Employer.

     2.11 “Employer” means the Corporation, and any corporation, organization, or entity which is an Affiliate and (i) which adopts the Plan with the consent of the Corporation; or (ii) which continues the Plan as a successor.

     2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

     2.13 “Initial Public Offering” means an initial public offering and sale of the Corporation’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended.

     2.14 “Liquidity Event” means the occurrence of:

               (i) an Initial Public Offering; or

               (ii) the Sale of the Corporation.

     2.15 “Participant” means an Employee who has been selected for participation in the Plan as set forth in Article III.

     2.16 “Participation Agreement” means the acknowledgment signed by each Participant confirming his participation in the Plan pursuant to its terms.

     2.17 “Plan” means the Knowles Electronics Holdings, Inc., Retention Incentive Plan as set forth herein, together with any amendments hereto.

     2.18 “Plan Year” means each twelve (12) month period beginning on September 1st and ending on the following August 31st, commencing with September 1, 2003 and ending August 31, 2008, on which basis the Plan is administered.

     2.19 “Retention Bonus” means the bonus payable to each Participant pursuant to Article VI.

     2.20 “Retention Bonus Percentage” means each Participant’s percentage interest in the Retention Bonus Pool as communicated to such Participant.

     2.21 “Retention Bonus Pool” means the bookkeeping account established by the Employer to record the amount of the Employer’s obligation to pay Retention Bonuses under the Plan.

     2.22 “Retirement” means a Participant’s termination of employment with the Employer while eligible for an early or normal retirement benefit under a defined benefit pension plan sponsored by the Corporation or an Affiliate.

     2.23 “Sale of the Corporation” means the sale of the Corporation other than an Initital Public Offering in a single transaction or a series of related transactions, to a purchaser who is not affiliated with the Corporation pursuant to which such purchaser acquires all or substantially all of the outstanding capital stock (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding capital stock or otherwise) or all or substantially all of the consolidated assets of the Corporation.

     2.24 “Year of Vesting Service” means, unless specifically provided otherwise in the award of a Retention Bonus Percentage to a particular Employee, a 12-month period of employment with the Employer beginning on September 1 of each of the years 2003, 2004, 2005, 2006 and 2007 and ending August 31 of the following year.

ARTICLE III
PARTICIPATION AND AWARD OF RETENTION BONUS PERCENTAGE

     3.1 Participation. The Employees eligible to participate in the Plan shall be selected by the Committee in its sole and absolute discretion. Each Employee so selected shall be deemed a “Participant”. Each employee who is selected to participate in the Plan shall be notified thereof by the Committee. Each Participant shall commence to participate in the Plan as of the Effective Date, unless specifically provided otherwise in the award of a Retention Bonus Percentage to a particular Employee, but only upon signing his Participation Agreement and the Confidentiality/Non-Competition/Non-Solicitation Agreement attached hereto as Appendix A.

     3.2 Award of Retention Bonus Percentage. The Committee shall determine each Participant’s Retention Bonus Percentage based upon guidelines established by the Board, or as otherwise determined in the discretion of the Committee, and shall notify each Participant of his Retention Bonus Percentage. The total of the Retention Bonus Percentages awarded under the Plan may, or may not, total one hundred percent (100%).

ARTICLE IV
BENEFITS UNDER THE PLAN

     4.1 Benefits. The benefit of each Participant under the Plan is equal to the vested portion of such Participant’s Retention Bonus Percentage multiplied by the value of the Retention Bonus Pool all as calculated as of the occurrence of such Participant’s Distribution Event.

ARTICLE V
VESTING AND FORFEITURE OF RETENTION BONUSES

     5.1 Vesting. Subject to the limitations set forth in this Article V, a Participant shall be entitled to receive only the vested portion of his Retention Bonus Percentage in the Retention Bonus Pool as of the occurrence of his Distribution Event. Such vested portion shall be computed on the basis of the Participant’s whole Years of Vesting Service in accordance with the following schedule:

Vested Portion of
Full Years of Vesting	Retention Bonus
Service	Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

     5.2 Termination of Employment by Employer Other Than for Misconduct or Violation of Section 5.7. If a Participant’s employment with the Employer is terminated by the Employer for a reason other than (i) the Participant’s misconduct as described in Section 5.6 or, (ii) the Participant’s commission of an act which violates Section 5.7, the Participant shall only be entitled to receive the vested portion of his Retention Bonus Percentage of the Retention Bonus Pool in effect on the date of such termination and he shall forfeit any interest in the Retention Bonus Pool which is not vested on the date of such termination.

     5.3 Other Termination of Employment. Upon the occurrence of an event described in (i)-(iv) below, the Participant shall only be entitled to receive the vested portion of his Retention Bonus Percentage of the Retention Bonus Pool in effect on the date of the occurrence of such event, and he shall forfeit any interest in the Retention Bonus Pool which is not vested on the date of the occurrence of such event:

               (i) the Participant’s death;

               (ii) the Participant’s Retirement;

               (iii) the Participant’s Disability; and

               (iv) the termination of the Plan.

     5.4 Full Vesting. Notwithstanding the provisions of Sections 5.1, 5.2 and 5.3 and except as provided in Sections 5.5, 5.6 and 5.7, a Participant shall become 100% vested in his Retention Bonus Percentage of the Retention Bonus Pool upon the first to occur of (i) the occurrence of a Liquidity Event, or (ii) August 31, 2008.

     5.5 Voluntary Termination of Employment by Participant. If a Participant voluntarily terminates his employment with the Employer for a reason other than Retirement, the Participant shall not be eligible to receive any benefits from the Plan and shall forfeit all benefits under the Plan whether or not such benefits are vested on the date of such termination.

     5.6 Forfeiture for Termination of Employment for Misconduct. Notwithstanding the other provisions of the Plan, if a Participant’s employment with the Employer is terminated by either the Participant or the Employer, and the Committee determines, in its sole discretion, that said termination is as a result of misconduct, including, but not limited to, (1) the Participant’s embezzlement or misappropriation of funds of the Employer, or (2) the commitment of an act of fraud or dishonesty by the Participant that results, directly or indirectly, in material gain or personal enrichment of the Participant at the Employer’s expense, or (3) the Participant engaging in a willful and intentional act which is materially inimical to the best interests of the Employer, then the Participant shall not be eligible to receive any benefits from the Plan and all of the Participant’s rights under the Plan shall be forfeited and all of the Employer’s obligations to the Participant under the Plan shall terminate and cease immediately and no payments under the Plan shall be made to Participant.

     5.7 Forfeiture for Violation of Confidentiality/Non-Competition/Non-Solicitation Agreement. Not withstanding the other provisions of the Plan, if a Participant violates any provision of the Confidentiality/Non-Competition/Non-Solicitation Agreement attached to the Plan as Addendum A (or the provisions of any other agreement with the Employer or policy of the Employer similar to the Agreement set forth on Addendum A), as determined in the sole discretion of the Committee, then the Participant shall not be eligible to receive any benefits from the Plan and all of the Participant’s rights under the Plan shall be forfeited and all of the Employer’s obligations to the Participant under the Plan shall terminate and cease immediately and no payments under the Plan shall be made to Participant, and the Employer shall have the right to recover from the Participant any payment previously made to the Participant pursuant to the Plan.

ARTICLE VI
DISTRIBUTION EVENTS, DETERMINATION OF RETENTION
BONUS AMOUNTS, AND PAYMENT OF RETENTION BONUSES

     The distribution of benefits under the Plan shall be pursuant to the provisions set forth in this ARTICLE VI.

     6.1 Distribution Events. A Distribution Event shall occur with respect to one or more Participants upon the first to occur of the following:

     (i) the termination of the Participant’s employment with the Employer for a reason set forth in Section 5.2;

     (ii) the Participant’s death;

     (iii) the Participant’s Retirement;

     (iv) the Participant’s Disability;

     (v) the occurrence of a Liquidity Event;

     (vi) the termination of the Plan; or

     (vii) August 31, 2008

     6.2 Retention Bonus. Upon the occurrence of a Distribution Event with respect to a Participant, the Participant (or his beneficiary in the case of the Participant’s death) shall be entitled to receive from the Employer an amount equal to the vested portion of his Retention Bonus Percentage multiplied by the value of the Retention Bonus Pool, all as calculated as of the occurrence of such Distribution Event.

     6.3 Payment of Retention Bonuses. All Retention Bonuses payable under the Plan shall be paid to the Participant (or the Participant’s Beneficiary in the case of the Participant’s death) in a single sum payment within thirty (30) days of the occurrence of the Distribution Event giving rise to such payment, or as soon as administratively feasible thereafter.

ARTICLE VII
RETENTION BONUS POOL

     7.1 Retention Bonus Pool. The value of the Retention Bonus Pool (before any payments from said pool pursuant to the Plan) shall be Four Million Dollars ($4,000,000.00). The Retention Bonus of a Participant shall be equal to the vested portion of the Participant’s Retention Bonus Percentage multiplied by Four Million Dollars ($4,000,000.00).

     7.2 Funding from General Assets. All payments from the Plan shall be from the general assets of the Participant’s Employer. To the extent that any person acquires a right to receive a payment under the plan, such right shall be no greater than the right of any unsecured general creditor of the Participant’s Employer.

     7.3 Bookkeeping Account. The Committee shall establish and maintain a bookkeeping account on the Employer’s records to record each Participant’s potential interest in, and the activity of, the Retention Bonus Pool. The establishment of this account is for the record keeping convenience of the Employer. Such account shall not result in any amounts being made available to a Participant or otherwise set aside for a Participant in a funded plan within the meaning of Part 3 of Title I of ERISA, or otherwise.

     7.4 Trust. The Corporation, in its sole discretion, may establish a grantor Trust for the purpose of setting aside amounts representing benefits accrued under the Plan; provided, however, such amounts shall continue to represent the general assets of the Employer and shall be subject to the claims of the Employer’s general creditors.

ARTICLE VIII
PLAN ADMINISTRATION

     8.1 The Committee. This Plan shall be administered by the Committee in accordance with such rules and regulations as the Committee may establish from time to time, which are consistent with the provisions of this Plan.

     8.2 Authority of the Committee. The Committee shall have full power to select Employees for participation in the Plan; to determine the Retention Bonus Percentage to be awarded to each Participant; to construe and interpret the Plan and any agreement or instrument entered into hereunder; to establish, amend, or waive rules and regulations for the Plan’s administration and to amend the Plan to the extent provided in Article IX. Further, the Committee shall have full power to make any other determination which may be necessary or advisable for the Plan’s administration.

     8.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including Employees, Participants and their estates and beneficiaries. All decisions of the Committee regarding the determination of eligibility and entitlement to benefits under the Plan, the interpretation and administration of the Plan, the review of claims under the Plan and any other decisions of the Committee in carrying out its duties hereunder, shall be made in the absolute discretion of the Committee.

ARTICLE IX
AMENDMENT AND TERMINATION

     9.1 Amendment by Corporation. The Corporation hereby reserves the right to amend, modify, and/or terminate the Plan at any time. However, no such amendment or termination shall in any manner adversely affect any Participant’s rights previously accrued under the Plan without the written consent of the Participant.

     9.2 Amendment by Committee. In addition, the Committee, by a written instrument duly executed by its members, may (i) make any amendment which may be necessary or desirable to ensure any compliance of the Plan under the Code or which may be necessary to comply with the requirements of any applicable law or regulation, and (ii) may make any other amendment to the Plan which in the Committee’s discretion is necessary or desirable to carry out the purposes of the Plan, as long as the cost of such amendment to the Employer is not material in the judgment of the Committee.

ARTICLE X
BENEFICIARY DESIGNATION

     10.1 Designation of Beneficiary. Each Participant shall be entitled to designate a Beneficiary or Beneficiaries who, upon the Participant’s death, will receive all amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be on a form prescribed by the Committee. The Participant may change his or her designation of beneficiary at any time, on a form prescribed by the Committee. A designation of a Beneficiary will take effect only upon receipt thereof by the Committee and shall automatically revoke all prior designations by that Participant.

     10.2 Death of Beneficiary. In the event that all the Beneficiaries named by a Participant pursuant to Section 10.1 predecease the Participant, then, on the Participant’s death, any amounts due such Participant shall be paid to the spouse to whom the Participant was married at the time of his death, if any, otherwise to the estate of the Participant.

     10.3 Ineffective Designation. In the event a Participant does not designate a Beneficiary, or for any reason such designation is ineffective in whole or in part, any amounts due such Participant shall be paid to the spouse to whom the Participant was married at the time of his death, if any, otherwise to the estate of the Participant.

ARTICLE XI
MISCELLANEOUS

     11.1 Unfunded Plan. This Plan is intended to be an unfunded bonus program described in ERISA Reg. 2510.3-2(c) and therefore is intended to be exempt from the provisions of Title I of ERISA.

     11.2 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Employer.

     11.3 Nontransferability. Participants’ rights under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by a valid or deemed beneficiary designation pursuant to Article X. In no event shall the Employer make any payment under the Plan to any assignee or creditor of a Participant or to any assignee or creditor of a Participant’s Beneficiary.

     11.4 Successors. All obligations of the Employer under the Plan shall be binding upon and inure to the benefit of any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.

     11.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     11.6 Applicable Law. To the extent not preempted by Federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Illinois.

     11.7 Adoption by Affiliates. The Employers adopting the Plan are identified by their signatures hereon or on a separate adoption page attached hereto. Any Employer may, with the approval of the Board, adopt the Plan as to the whole of its business or as to any one or more divisions or classifications of Employees as permitted by law by resolution of its board of directors. Such Employer shall give written notice of such adoption to the Board.

     11.8 No Employment Contract. The establishment of the Plan, the creation of any account, or the payment of any benefit does not create in any Employee, Participant or other party a right to continuing employment with the Employer or an Affiliate.

     11.9 Fiscal Records and Reports. The fiscal records of the Plan are to be maintained on the basis of the Plan Year.

     11.10 Headings. The headings contained in the Plan are for reference only, and they do not in any manner limit or expand the terms and provisions of the Plan.

     11.11 No Vested Interest. Except for the right to receive any benefit properly payable under the Plan, no person shall have any right, title or interest in or to the assets of the Employer because of the Plan.

     11.12 Limit on Liability. Nothing contained in the Plan shall impose on the Employer, or any Board members, officers or employees of the Employer any liability for the payment of benefits under this Plan other than liabilities resulting from willful neglect or fraud. The liability of the Employer for benefits shall be limited to the benefits provided under the Plan. Persons entitled to benefits under the Plan shall look only to the Employer for payment.

     11.13 Taxes. The Employer shall have the right to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy any Federal, state, and local tax withholding requirements.

     11.14 Other Plans. Payments from the Plan shall be included in the calculation of a Participant’s eligible compensation for purposes of other employee benefit plans or programs of the Employer.

     IN WITNESS WHEREOF, Knowles Electronics Holdings, Inc., has caused this Plan to be executed on its behalf and its seal to be hereunto affixed and attested by its officers hereunto duly authorized, as of December 12, 2003.

KNOWLES ELECTRONICS HOLDINGS, INC.
By:	/s/ John J. Zei
John J. Zei
President and CEO ADOPTION BY AFFILIATE: Adopted this 12th day of December, 2003.

KNOWLES ELECTRONICS, LLC
By:	/s/ John J. Zei
John J. Zei
President and CEO

Knowles Electronics Holdings, Inc.
Retention Incentive Plan

Addendum A

Confidentiality/Non-Competition/Non-Solicitation Agreement

     As consideration for participation in the Knowles Electronics Holdings, Inc. Retention Incentive Plan, the undersigned Employee agrees as follows:

     1. Confidentiality and Ownership.

   (a) Information. The Employee acknowledges and agrees that the proprietary information and data obtained by him while employed by the Corporation or any of its Affiliates concerning the business or affairs of the Corporation or any Affiliate (“Confidential Information”) are the property of the Corporation or such Affiliate. Consequently, the Employee agrees that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, he shall not disclose to any unauthorized person (which shall not include customers or suppliers to whom information is provided in the ordinary course in the interests of promoting their business relationships with the Corporation or any of its Affiliates) or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Employee’s acts or omissions to act. The Employee shall deliver to the Corporation at the termination of the Employee’s employment, or at any other time the Corporation may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Corporation or any Affiliate which he may then possess or have under his control.

   (b) Inventions and Patents. The Employee agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Corporation’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee prior to the date hereof while employed by the Corporation or any of its Affiliates (“Work Product”) belong to the Corporation or such Affiliate. The Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employee’s employment period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

     2. Non-compete, Non-solicitation.

   (a) Non-Compete. The Employee acknowledges that in the course of his employment with the Corporation and its Affiliates he has become familiar, and he will become familiar, with the Corporation’s and its Affiliates’ trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Corporation and its Affiliates. Therefore, the Employee agrees that he shall not, during the time he is employed by the Corporation and its Affiliates and for    months thereafter, directly or indirectly own, operate, manage, control, participate in, consult with, advise, engage in services for any competitor of the Corporation or in any manner engage in any start up of a business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with the businesses of the Corporation or its Affiliates as in existence or in process on the date of termination of the Employee’s employment (the “Businesses”), within any state or country in which the Corporation or any of its Affiliates makes sales. Nothing herein shall prohibit the Employee from being a passive owner of not more than 2% of the outstanding stock or equity of an entity which is publicly traded, so long as the Employee has no active participation in the business of such entity.

   (b) Non-Solicitation. During the time the Employee is employed by the Corporation and its Affiliates and for    months thereafter, the Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Corporation or any Affiliate to leave the employ of the Corporation or such Affiliate, or in any way interfere with the relationship between the Corporation or any Affiliate and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Corporation or its Affiliates, (ii) hire any person who was an employee of the Corporation or any Affiliate at any time within the six month period prior to the date the Employee employs or seeks to employ such person, or (iii) induce or attempt to induce any supplier, distributor, franchisee, licensee or other business relation of the Corporation or any Affiliate to cease doing business with the Corporation or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Corporation or any Affiliate.

     3. In the event that the Employee’s employment is terminated by the Corporation or an Affiliate for a reason described in Section 5.2 of the Plan, any salary continuation or extension of coverage under the Corporation or Affiliate’s medical plans otherwise due the Employee shall cease in the event the Employee breaches any provisions of this Addendum A.

     4. The Employee agrees that: (i) the covenants set forth in this Addendum A are reasonable in geographical and temporal scope and in all other respects, (ii) the Corporation and its Affiliates would not have allowed the Employee to participate in the Plan, but for the covenants of the Employee contained herein, and (iii) the covenants contained herein have been made in order to induce the Corporation and its affiliates to allow the Employee to participate in the Plan.

     5. If, at the time of enforcement of this Addendum A, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

     6. The Employee recognizes and affirms that in the event of his breach of any provision of this Addendum A, money damages would be inadequate and the Corporation and its Affiliates would have no adequate remedy at law. Accordingly, the Employee agrees that, in the event of a breach or a threatened breach by the Employee of any of the provisions of this Addendum A, the Corporation and its Affiliates, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity or competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation so the provisions hereof (without posting a bond or other security).

Signed:___________________________________________________________          _____________________, 2003